Exhibit 4.1

SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 7, 2017, among iHeartCommunications, Inc., a Texas corporation (f/k/a Clear Channel Communications, Inc.) (the “Issuer”), the guarantors listed on the signature pages hereto (the “Guarantors”), and UMB Bank, National Association, as successor trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed an indenture, dated as of February 28, 2013, as supplemented by the first supplemental indenture, dated as of November 28, 2016 (the “Indenture”), providing for the issuance an unlimited aggregate principal amount of 11.25% Priority Guarantee Notes due 2021 (the “Notes”);

WHEREAS, Sections 2.01(d) and 9.01(11) of the Indenture provide that additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Second Supplemental Indenture for the purpose of issuing $476,373,000 in aggregate principal amount of additional Notes, having identical terms as the Initial Notes (the “Additional Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee, in its capacity as Authentication Agent under the Indenture, will authenticate and deliver the Additional Notes under the Indenture, which shall constitute “Additional Notes” for all purposes thereunder. The Additional Notes shall accrue interest from February 7, 2017. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture. For all purposes of the Indenture and the Security Documents, the term “Notes” shall include the Additional Notes, unless indicated otherwise.

(3) Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(4) Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(5) Successors. All agreements of the Issuer and the Guarantors in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

(6) Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the Guarantors by action or otherwise, or (iii) the due execution hereof by the Issuer and the Guarantors, and the Trustee makes no representation with respect to any such matters.

(7) Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf”) shall be deemed to be their original signatures for all purposes.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

IHEARTCOMMUNICATIONS, INC.

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Senior Vice President and Treasurer

IHEARTMEDIA CAPITAL I, LLC

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Senior Vice President and Treasurer

AMFM Broadcasting Licenses, LLC

AMFM Broadcasting, Inc.

AMFM Operating Inc.

AMFM Radio Licenses, LLC

AMFM Texas Licenses, LLC

AMFM Texas, LLC

Capstar Radio Operating Company

Capstar TX, LLC

CC Broadcast Holdings, Inc.

CC Finco Holdings, LLC

CC Licenses, LLC

Christal Radio Sales, Inc.

Cine Guarantors II, Inc.

Citicasters Co.

Citicasters Licenses, Inc.

Clear Channel Broadcasting Licenses, Inc.

Clear Channel Holdings, Inc.

Clear Channel Investments, Inc.

Clear Channel Metro, LLC

Clear Channel Mexico Holdings, Inc.

Clear Channel Real Estate, LLC

Critical Mass Media, Inc.

iHeartMedia + Entertainment, Inc.

iHeartMedia Management Services, Inc.

iHM Identity, Inc.

Katz Communications, Inc.

Katz Media Group, Inc.

Katz Millennium Sales & Marketing Inc.

Katz Net Radio Sales, Inc.

M Street Corporation

Premiere Networks, Inc.

Terrestrial RF Licensing, Inc.

TTWN Networks, LLC

TTWN Media Networks, LLC

By:	/s/ Brian D. Coleman
	Title:	Senior Vice President, Treasurer and Assistant Secretary

AMFM TEXAS BROADCASTING, LP

By:	AMFM BROADCASTING, INC.
Its:	General Partner

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Senior Vice President, Treasurer and Assistant Secretary

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laura Roberson
	Name:	Laura Roberson
	Title:	Senior Vice President